FOR IMMEDIATE RELEASE

Contact:	David Lilly/Joseph Kuo Kekst and Company (212) 521-4800	William Gray Carver Bancorp, Inc. (212) 360-8840

CARVER BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Announces First Quarter EPS of $0.33, Increases First Quarter Dividend 14% to $0.08

New York, New York, July 28, 2005 – Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three-month period ended June 30, 2005, the first quarter of the fiscal year ended March 31, 2006 (“fiscal 2006”). The Company reported net income available to common stockholders for the three-month period ended June 30, 2005 of $840,000 and diluted earnings per share of $0.33 compared to the same period last year of $1.0 million and $0.42, respectively.

Commenting on the Company’s results, Chairman, President and Chief Executive Officer Deborah C. Wright stated: “In the first quarter of fiscal 2006, Carver’s retail and lending units continued to focus on successfully building core business from our historical and newly built branches. Core deposits continue to grow, fueling substantial improvement in depository fees and charges. Our lending balances declined modestly as intense competition for commercial real estate loans continues in our markets and we continue to keep a sharp focus on building on our high quality loan portfolio, which is performing well.

“We continue to take a conservative approach toward asset growth and market exposure. Our loan origination and purchase volumes were solid in the quarter, yet loan repayments were higher than anticipated. Moreover, as interest rates on new loans and the repricing of adjustable rate loans did not materially change, deposit balances and rates increased, contributing to continued margin pressure. Accordingly, we utilized excess liquidity to repay maturing high cost borrowings.

“Finally, we have begun executing the first of a number of outsourcing actions, the aggregate effect of which is designed to improve the Company’s efficiency ratio. This quarter, we began outsourcing our core processing and ATM driving technology and are pleased with the progress of these initial steps.”

Ms. Wright concluded: “We are pleased to report that on July 26, 2005, the Company’s Board of Directors, based on its confidence in Carver’s long-term growth and earnings outlook, declared a $0.08 per share dividend for the quarter ended June 30, 2005, a 14% increase from the previous quarter’s dividend. The dividend will be payable on August 19, 2005 to holders of record at the close of business on August 5, 2005.”

Income Statement Highlights

First Quarter Results

Net income available to common stockholders decreased $193,000, or 18.7%, to $840,000 compared to $1.0 million for the same period last year. Increases in net interest income and non- interest income of $156,000 and $260,000, respectively, and a reduction in income tax expense and dividends paid to preferred stockholders of $199,000 and $49,000, respectively, was more than offset by an increase in non-interest expense largely related to franchise expansion of $857,000.

The Company did not provide for additional loan loss reserves for the quarter or fiscal year as the Company considers the current overall allowance for loan losses to be adequate.

Net interest income before the provision for loan losses increased by $156,000, or 3.4%, to $4.7 million compared to $4.5 million for the same period last year. Interest income increased $1.0 million, or 15.5%, compared to the same period last year. Partially offsetting the increase in interest income was an increase in interest expense of $884,000, or 40.8%. Interest income rose primarily as a result of increased mortgage loan balances compared to the same period last year. Interest expense increased as a result of both a higher interest rate environment and an increase in the balance of deposits. As a result, the interest rate spread of 2.99% and net interest margin of 3.17% for the first quarter of fiscal 2006 declined from the same period last year of 3.31% and 3.49%, respectively.

Non-interest income increased $260,000, or 22.8%, to $1.4 million compared to $1.1 million for the same period last year. This increase was largely due to increases in loan fees and service charges of $150,000, depository fees and charges of $110,000 and other income of $85,000. Loan fees and service charges increased primarily from increased mortgage prepayment penalties. Depository fees and charges rose from additional ATM and debit card fees as well as from commissions earned through the sale of investment and insurance products. The increase in other income was primarily derived from returns on the Bank’s investment in a bank owned life insurance program. Partially offsetting the increase in non-interest income was a decline in gain on the sale of securities compared to the same period last year, when a $94,000 gain was realized.

Non-interest expense increased $857,000, or 21.8%, to $4.8 million for the current quarter compared to $3.9 million for the same period last year. The rise in non-interest expense was largely the result of increased employee compensation and benefits expense of $523,000 related to branch expansions and increased costs of employee benefit plans. Net occupancy expense increased $97,000, or 24.0%, to $501,000 compared to $404,000 for the same period last year and equipment expenses rose $72,000, or 19.5%, to $442,000 compared to $370,000 for the same period last year. These increases in occupancy and equipment were primarily related to the opening of new branches and 24/7 ATM centers. Additionally, other non-interest expense increased $165,000 primarily as a result of franchise expansion, $65,000 of which was for additional advertising.

Income before taxes decreased $441,000, or 25.3%, to $1.3 million compared to $1.7 million for the same period last year. Income taxes decreased $199,000, or 30.0%, to $464,000 compared to $663,000 for the same period last year as a result of both a decline in income before taxes and a reduction in the Company’s effective tax rate.

Financial Condition Highlights

At June 30, 2005, total assets decreased by $7.4 million, or 1.2%, to $618.9 million compared to $626.4 million at March 31, 2005. The decline in assets primarily reflects a decrease in total loans receivable, net, of $6.2 million, or 1.5%, as mortgage loan repayments exceeded mortgage loan originations and purchases. Total securities decreased $4.4 million, or 3.0%, as a result of principal repayments of mortgage-backed securities. Additionally, cash and cash equivalents declined $5.5 million, or 26.8%, as funds were deployed primarily to repay matured high cost borrowings. The decrease in assets was partially offset by an increase in other assets of $8.7 million, or 66.2%, which consists primarily of short-term receivables resulting from the timing of mortgage loan and investment transaction settlements.

At June 30, 2005, total liabilities decreased by $8.7 million, or 1.5%, to $571.9 million from $580.6 million at March 31, 2005. The decline in liabilities is primarily the result of the repayment of $8.0 million in borrowings from the Federal Home Loan Bank of New York, which included a $7.0 million advance costing 5.21% and a reduction in other liabilities of $2.1 million primarily from the payment of income taxes. Partially offsetting the decline in liabilities was an increase in deposits of $1.4 million, or 0.3%, comprised primarily of savings and checking accounts.

At June 30, 2005, total stockholders’ equity increased $1.3 million, or 2.8%, to $47.1 million compared to $45.8 million at March 31, 2005. The improvement in total stockholders’ equity was primarily attributable to an increase of $666,000 in retained earnings mainly resulting from net income, distributions of the Company’s treasury stock to fund benefit plans resulting in an increase in capital contributions of $315,000 and an increase of $258,000 in accumulated other comprehensive income related to the mark-to-market of the Bank’s available-for-sale securities.

During the quarter ended June 30, 2005, the Company did not purchase any additional shares of its common stock in the open market or through other privately negotiated transactions as part of its stock repurchase program announced on August 6, 2002. Since inception of the stock repurchase program, the Company has purchased 83,584 shares of its common stock in open market transactions at an average price of $17.03 per share. The Company intends to use the repurchased shares to fund its stock-based benefit and compensation plans and for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

Asset Quality

At June 30, 2005, non-performing assets totaled $1.6 million, or 0.37% of total loans receivable, compared to $998,000, or 0.23% of total loans receivable, at March 31, 2005. At June 30, 2005, the allowance for loan losses of $4.1 million was substantially unchanged from March 31, 2005.

At June 30, 2005, the ratio of the allowance for loan losses to non-performing loans was 261.0% compared to 410.7% at March 31, 2005 and the ratio of the allowance for loan losses to total loans receivable at June 30, 2005 was 0.97% compared to 0.96% at March 31, 2005.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States operates eight full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Statements contained in this news release, which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could result in material variations include, without limitation, the Company’s success in implementing its initiatives, including expanding its product line, adding new branches and ATM centers, successfully re-branding its image and achieving greater operating efficiencies; increases in competitive pressure among financial institutions or non-financial institutions; legislative or regulatory changes which may adversely affect the Company’s business or increase the cost of doing business; technological changes which may be more difficult or expensive than we anticipate; changes in interest rates which may reduce net interest margins and net interest income; changes in deposit flows, loan demand or real estate values which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines which may cause the Company’s condition to be perceived differently; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated; the ability of the Company to originate and purchase loans with attractive terms and acceptable credit quality; and general economic conditions, either nationally or locally in some or all areas in which the Company does business, or conditions in the securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses. The forward-looking statements contained in this news release are made as of the date of this report, and the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

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CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)

	June 30,	March 31,
	2005	2005

ASSETS
Cash and cash equivalents:
Cash and due from banks	$11,258	$13,020
Federal funds sold	3,100	6,800
Interest Earning Deposits	600	600
Total cash and cash equivalents	14,958	20,420
Securities:
Available-for-sale, at fair value (including pledged as collateral of $110,616 at June 30, 2005 and $112,503 at March 31, 2005)	116,252	118,033
Held-to-maturity, at amortized cost (including pledged as collateral of $28,268 at June 30, 2005 and $30,900 at March 31, 2005; fair value of $28,556 at June 30, 2005 and $31,310 at March 31, 2005)	28,654	31,302
Total securities	144,906	149,335
Loans receivable:
Real estate mortgage loans	418,258	424,387
Consumer and commercial business loans	1,614	1,697
Allowance for loan losses	(4,081)	(4,097)
Total loans receivable, net	415,791	421,987
Office properties and equipment, net	13,711	13,658
Federal Home Loan Bank of New York stock, at cost	4,725	5,125
Real estate owned	10	—
Accrued interest receivable	2,992	2,702
Other assets	21,852	13,150
Total assets	$618,945	$626,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$454,881	$453,454
Advances from the Federal Home Loan Bank of New York and other borrowed money	107,307	115,299
Other liabilities	9,698	11,823
Total liabilities	571,886	580,576
Stockholders’ equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,511,874 and 2,501,338 outstanding at June 30, 2005 and March 31, 2005, respectively)	25	25
Additional paid-in capital	23,938	23,937
Retained earnings	23,414	22,748

Unamortized awards of common stock under ESOP and management recognition plan (“MRP”)	(110)	(128)
Treasury stock, at cost (12,817 shares at June 30, 2005 and 23,353 shares at March 31, 2005)	(231)	(546)
Accumulated other comprehensive income	23	(235)
Total stockholders’ equity	47,059	45,801
Total liabilities and stockholders’ equity	$618,945	$626,377

CARVER BANCOR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended June 30,
	2005	2004

Interest Income:
Loans	$6,206	$5,416
Mortgage-backed securities	$1,125	$1,027
Investment securities	275	233
Federal funds sold	146	36
Total interest income	7,752	6,712

Interest expense:
Deposits	1,871	1,125
Advances and other borrowed money	1,181	1,043
Total interest expense	3,052	2,168

Net interest income	4,700	4,544

Provision for loan losses	—	—
Net interest income after provision for loan losses	4,700	4,544

Non-interest income:
Depository fees and charges	630	520
Loan fees and service charges	673	523
Gain on sale of securities	—	94
Gain on sale of loans	11	2
Other	85	—
Total non-interest income	1,399	1,139

Non-interest expense:
Employee compensation and benefits	2,524	2,001
Net occupancy expense	501	404

Equipment, net	442	370
Other	1,328	1,163
Total non-interest expense	4,795	3,938

Income before income taxes	1,304	1,745
Income taxes	464	663
Net income	$840	$1,082

Dividends applicable to preferred stock	$—	$49

Net income available to common stockholders	$840	$1,033

Earnings per common share:
Basic	$0.34	$0.45
Diluted	$0.33	$0.42

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)

	Three months ended June 30,
	2005			2004
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	419,234	6,206	5.92%	358,208	5,416	6.05%
Total securities (2)	153,529	1,400	3.65%	145,340	1,260	3.47%
Fed funds sold	20,088	146	2.92%	16,049	36	0.90%
Total interest earning assets	592,851	7,752	5.23%	519,597	6,712	5.17%
Non-interest earning assets	36,309			28,267
Total assets	629,160			547,864

Interest Bearing Liabilities:
Deposits:
Checking	25,697	19	0.30%	21,411	18	0.34%
Savings and clubs	139,161	222	0.64%	133,955	199	0.60%
Money market accounts	36,697	126	1.38%	30,772	66	0.86%
Certificates of deposit	228,075	1,495	2.63%	178,087	835	1.88%
Total deposits	429,630	1,862	1.74%	364,225	1,118	1.23%
Mortgagors deposits	2,600	9	1.39%	2,421	7	1.16%
Borrowed money	114,344	1,181	4.14%	102,143	1,043	4.10%
Total interest bearing liabilities	546,574	3,052	2.24%	468,789	2,168	1.86%
Non-interest-bearing liabilities:
Demand	27,425			23,398
Other Liabilities	8,575			10,778
Total liabilities	582,574			502,965
Stockholders’ equity	46,586			44,899

Total liabilities and stockholders’ equity	629,160			547,864
Net interest income		4,700			4,544

Average interest rate spread			2.99%			3.31%

Net interest margin			3.17%			3.49%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended
Selected Financial Data:	June 30,
	2005		2004
Return on average assets (1)	0.53%		0.79%
Return on average equity (2)	7.21		9.64
Interest rate spread (3)	2.99		3.31
Net interest margin (4)	3.17		3.49
Operating expenses to average assets (5)	3.05		2.88
Efficiency ratio (6)	78.62		69.29
Equity-to-assets (7)	7.60		8.04
Tier I leverage capital ratio (8)	9.54		9.66
Tier I risk-based capital ratio (8)	14.70		14.54
Total risk-based capital ratio (8)	15.72		15.66
Average interest-earning assets to
interest-bearing liabilities	1.08	x	1.11	x
Net income per share - basic	$ 0.34		$ 0.45
Net income per share - diluted	$ 0.33		$ 0.42
Average shares outstanding - basic	2,500,407		2,284,504
Average shares outstanding - diluted	2,567,644		2,601,045
Cash dividends	$ 0.08		$ 0.05
Dividend payout ratio (9)	20.83%		10.57%

Asset Quality Ratios:	June 30,				March 31,
	2005		2004		2005	2004
Non performing assets to total assets (10)	0.25%		0.34%		0.16%	0.39%
Non performing assets to total loans receivable (10)	0.37		0.50		0.23	0.60
Allowance for loan losses to total loans receivable	0.97		1.10		0.96	1.16
Allowance for loan losses to non-performing loans	261.0%		217.8%		410.7%	194.3%

(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses less loss on real estate owned divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7) Total equity divided by assets at period end.
(8) Reflects the capital ratios of Carver Federal Savings Bank only.
(9) Dividend paid on common stock during the period divided by net income for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.